Exhibit 10.33

Employment Separation Agreement and Release

This Employment Separation Agreement and Release (“Agreement”) sets forth the mutual understanding and agreement of Entegris, Inc., a Minnesota corporation with offices at 3500 Lyman Boulevard, Chaska, Minnesota, 55318 (“Entegris”) and James E. Dauwalter, an individual residing at 3250 Julian Drive, Chaska, Minnesota, 55318 (“Dauwalter”). This Agreement sets forth the rights and obligations of Dauwalter arising at the conclusion of his service to Entegris as it ceases to do business due to a merger with Mykrolis Corporation (“Mykrolis”). By signing this Agreement, Dauwalter hereby acknowledges that the terms and conditions hereof are in full satisfaction of all rights to termination or severance-related benefits for which he has been eligible or may claim to be eligible under any agreement or promise, whether written or oral, express or implied, or any other Entegris severance plan or program.

RECITALS

WHEREAS, Dauwalter is employed by Entegris as Chief Executive Officer; and

WHEREAS, Entegris has entered into an Agreement and Plan of Merger dated March 21, 2005, with Mykrolis, which has resulted in the creation of a Delaware subsidiary into which Entegris will merge at the time of closing and, thereafter, cease current operations; and

WHEREAS, the closing of the merger will further result in the termination of Dauwalter’s services as Chief Executive Officer;

WHEREAS, in addition to historic Entegris practice of providing fair and equitable severance to departing executives, Entegris recognizes value in obtaining non-compete obligations and a release of claims from Dauwalter; and

WHEREAS, the Compensation and Stock Option Committee of Entegris has established an independent process for determining appropriate compensation to be paid and has retained and relied upon the expertise of Hewitt and Associates, L.L.C. in determining the structure and amounts to be paid to Dauwalter;

IT IS, THEREFORE, agreed that Entegris and Dauwalter agree to the following:

TERMS AND CONDITIONS

1. Severance Pay – Provided Dauwalter signs and returns this Agreement in the form provided to him, he shall receive two times base pay and target bonus (cumulatively $840,000) plus $180,000 for additional perquisites and benefits for a total of $1,860,000. This amount shall be paid pursuant to Entegris customary payroll practices commencing October 16, 2005, and shall be paid over five (5) years in the amount of $372,000 per year. Dauwalter shall additionally be paid his fiscal 2005 annual bonus in an amount prorated from September 1, 2004 through the date of closing of the merger between Entegris and Mykrolis, said amount approximating $384,000. Payment of the pro-rata bonus will be distributed at the same time as other Entegris executives receive annual incentives or on October 16, 2005, whichever is earlier.

2. Health Insurance – Dauwalter shall be entitled to continued participation until age 65 as an early retiree in Entegris medical programs or such other programs designated by Entegris which provide comparable medical benefits and include customary pro-rata expense as between Entegris and Dauwalter with Dauwalter individually paying customary participant portions of applicable premiums.

3. Stock Options – As of October 16, 2005, or such later date as potential employment with the newly created Entegris, Inc., a Delaware corporation, expires, all stock options and stock grants attributed to Dauwalter shall vest without deferral of exercise dates.

4. Non-Competition – Dauwalter’s acceptance of a position with another company will not affect eligibility for payments referenced above subject to the right of Entegris and its successor to cancel such payments and seek full reimbursement of amounts paid in the event that Dauwalter engages in activities determined to be significantly detrimental to the best interests of Entegris or its successor including, without limitation, (i) recruiting, hiring, or soliciting employees for employment or the performance of services with a competing company, (ii) breach of any obligations under any confidentiality agreement or intellectual property agreement, (iii) making disparaging, knowingly false, or misleading statements about Entegris, its successor, or its products, officers, or employees to competitors, customers, potential customers, or to current or former employees.

In further exchange for the consideration due to be provided under this Agreement, Dauwalter agrees that for the entirety of his four-year payment term as specified above, he will not, without the written consent of Entegris, directly or indirectly (a) engage or be interested in as an owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise, directly or indirectly, with or without compensation, any business which is in direct competition with the business of Entegris. Nothing herein, however, shall prohibit Dauwalter from acquiring or holding not more than two percent (2%) of any class of publicly-traded securities of any business. Payments to Dauwalter shall be conditional based on his compliance with non-compete obligations as set forth herein.

In the event any of the foregoing non-compete obligations shall be determined by any court of competent jurisdiction to be unenforceable by reason of extended for too great a period of time, over too great a geographical area, or by reason of being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The invalidity or unenforceability of any particular provision of these non-competition paragraphs shall not affect the other provisions thereof which shall continue in full force and effect.

Dauwalter agrees that the remedies available to Entegris at law will be inadequate in the event of a breach or a threatened breach of non-competition obligations as stated herein. As a result, Entegris shall be entitled, in addition to its rights at law, to seek an injunction or other equitable relief without the need to post a bond.

5. Release of Claims – In exchange for payments to be made hereunder, Dauwalter waives and hereby releases Entegris and its successor as well as its past, present, and future divisions, subsidiaries, affiliates, and related companies, plus present and future directors, officers, employees, and agents from any and all claims of any nature whatsoever which he may have arising out of his employment or the termination of his employment with Entegris including, but not limited to, any claims he may have under federal, state, or local employment, labor, or anti-discrimination laws, statutes, and case law, and specifically claims arising under the federal Age Discrimination In Employment Act, the Civil Rights Act of 1866 and 1964 as amended, the Americans with Disabilities Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act, the Fair Labor Standards Act, the Minnesota Human Rights Act, the Minnesota Age Discrimination Law, and any and all other applicable state, county, or local statutes, ordinances, or regulations; provided, however, that this release does not apply to claims for benefits under Entegris-sponsored benefit plans covered by ERISA (other than claims for severance) nor to claims arising out of obligations expressly undertaken in this Agreement. Any rights to benefits (other than severance benefits) under Entegris-sponsored benefit plans are governed exclusively by the written plan documents of those plans.

Dauwalter acknowledges and understands that he has accepted the consideration provided herein in full satisfaction of all claims and obligations of Entegris to him regarding any matter or incident up to the date he signs this Agreement (except to the extent expressly excepted from the terms hereof), and he affirmatively intends to be legally bound thereby.

6. Confidentiality – Dauwalter agrees not to disclose or cause any other person to disclose to third parties, including employees of Entegris, the terms of this Agreement; provided, however, he may disclose such terms to his spouse, his financial/tax advisors, his attorney, and in response to a governmental inquiry, including a governmental tax audit or a judicial subpoena. Dauwalter understands that breach of this confidentiality provision shall exclude Entegris from performing further under the Agreement. Dauwalter further agrees and acknowledges that any and all agreements relating to intellectual property or confidential information which he has signed during the course of his employment with Entegris remain in full force and effect according to their terms.

7. Severability; Entire Agreement; No Oral Modification; No Waivers – Should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, the parties agree that this shall not affect the enforceability of the other provisions of this Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements and discussions with respect to the subject matter hereof. This Agreement may be amended or modified only by an agreement in writing signed by both parties. The failure by Entegris to declare a breach or otherwise assert its rights under this Agreement shall not be construed as a waiver of any right which Entegris may have under this Agreement.

8. Section 409A – If Entegris or Dauwalter determine that any payment obligation under this Agreement will cause Dauwalter to incur tax obligations under Section 409A of the Code, then the parties shall negotiate in good faith to structure an alternative payment mechanism consistent with the parties’ objectives, to the extent reasonably practical that will not cause Dauwalter to incur such tax obligations.

9. Assignment – Neither Entegris nor Dauwalter may make any assignment of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that Entegris may assign its rights and obligations under this Agreement without the consent of Dauwalter in the event that Entegris shall hereafter complete a reorganization, consolidate with or merge into or substantially transfer all of its properties or assets to any other entity. This Agreement shall inure to the benefit of and be binding upon Entegris, Dauwalter , and their respective successors, executors, administrators, heirs, and permitted assigns. Dauwalter expressly consents to be bound by the provisions of this Agreement for the benefit of any successor or permitted assign without the necessity that this Agreement be re-signed at the time of transfer.

10. Indemnification – Dauwalter shall be entitled to ongoing coverage for services provided as a director and officer of Entegris, said coverage being provided at Entegris’ expense and in amounts the same as that provided to other executives. He shall additionally be entitled to the same rights of indemnification and contribution as are provided to executives of Entegris generally under the Articles of Incorporation or By-laws.

11. Notice – Any and all notices, requests, demands, or other communications provided for by this Agreement shall be in writing and, except as otherwise expressly provided in this Agreement, shall be effective when delivered in person, consigned to a national courier service, or deposited in the United States Mail, postage prepaid, registered or certified, and addressed to Dauwalter at his last known address on the book of Entegris or, in the case of Entegris, at its principal place of business, attention to the Chair of the Board of Directors.

12. Governing Law – This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws principles.

ACKNOWLEDGEMENTS AND CERTIFICATIONS

Dauwalter acknowledges and certifies that he:

g.	has read and understood all of the terms of this Agreement and does not rely on any representation or statement, written or oral, not set forth in this Agreement;

h.	has had a reasonable period of time to consider this Agreement;

i.	is signing this Agreement knowingly and voluntarily;

j.	has been advised to consult with an attorney before signing this Agreement;

k.	has the right to consider the terms of this Agreement for twenty-one (21) days and, if he takes fewer than 21 days to review this Agreement, hereby waives any and all rights to the balance of the 21-day review period; and

l.	has the right to revoke this Agreement within fifteen (15) days after signing it by providing written notice of revocation to the CEO of Entegris in which event this Agreement shall become null and void in its entirety.

ENTEGRIS, INC.

/s/ James E. Dauwalter	/s/ Gary F. Klingl
James E. Dauwalter	Gary F. Klingl
Chair – Compensation and Stock Option Committee

Dated:	Dated: